TREDEGAR REPORTS FIRST QUARTER 2024 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--5/9/2024--Tredegar Corporation (NYSE:TG, also the "Company" or "Tredegar") today reported first quarter financial results for the period ended March 31, 2024.
First quarter 2024 net income (loss) was $3.3 million ($0.10 per diluted share) compared to net income (loss) of $(1.0) million ($(0.03) per diluted share) in the first quarter of 2023.  Net income (loss) from ongoing operations, which excludes special items, was $5.6 million ($0.16 per diluted share) in the first quarter of 2024 compared with $2.5 million ($0.07 per diluted share) in the first quarter of 2023. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income (loss) from ongoing operations, a non-GAAP financial measure, for the three months ended March 31, 2024 and 2023, is provided in Note (a) to the Financial Tables in this press release.
First Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") from ongoing operations for Aluminum Extrusions was $12.5 million in the first quarter of 2024 versus $14.6 million in the first quarter of last year and $8.0 million in the fourth quarter of 2023.
◦Sales volume was 33.8 million pounds in the first quarter of 2024 versus 37.6 million pounds in the first quarter of last year and 32.9 million pounds in the fourth quarter of 2023.
◦Open orders at the end of the first quarter of 2024 were approximately 15 million pounds (versus 27 million pounds in the first quarter of 2023 and 14 million pounds at the end of the fourth quarter of 2023). Net new orders increased 61% and 12% in the first quarter of 2024 versus the first quarter of 2023 and fourth quarter of 2023, respectively.
•EBITDA from ongoing operations for PE Films was $6.9 million in the first quarter of 2024 versus $1.8 million in the first quarter of 2023 and $4.5 million in the fourth quarter of 2023. Sales volume was 10.0 million pounds in the first quarter of 2024 versus 7.4 million pounds in the first quarter of 2023 and 8.5 million pounds in the fourth quarter of 2023.
•EBITDA from ongoing operations for Flexible Packaging Films (also referred to as "Terphane") was $2.0 million during the first quarter of 2024 versus $1.4 million in the first quarter of 2023 and $2.3 million during the fourth quarter of 2023. Sales volume was 22.0 million pounds in the first quarter of 2024 versus 19.8 million pounds in the first quarter 2023 and 22.8 million pounds in the fourth quarter of 2023. See the Status of Agreement to Sell Terphane section of this report for information on the sale of Terphane.
John Steitz, Tredegar’s president and chief executive officer, said, “During the first quarter of 2024, we recognized a meaningful profit from ongoing operations for the first time since the first quarter of last year. The bottom of the recent severe down cycle for Bonnell, which we believe was a residual impact of the pandemic and started in the second half of 2022, appears to have occurred in the third quarter of 2023. Net new orders and sales volume have increased sequentially in each quarter since that time. In addition, favorable preliminary determinations have been made by U.S. authorities regarding a trade case backed by a coalition of members of the Aluminum Extruders Council. PE Films EBITDA during the first quarter of 2024 was exceptional at $6.9 million compared with $8.6 million during the last six months of 2023.”
Mr. Steitz further stated, “The process to complete the closing of our agreement to sell Terphane continues to advance as planned, including the review required by competition authorities in Brazil. Meanwhile, the recovery that we believe is underway in our business units is having a favorable impact on overall operating results and improving our outlook of net financial leverage, which we believe peaked at 3.9x Credit EBITDA at the end of the fourth quarter of 2023 and was 3.8x at the end of the first quarter of this year. The liquidity available under our new asset-based lending facility has met our expectations in supporting us through the downturn. We continue to focus on prudently managing costs, working capital and capital spending.”

OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions (or Bonnell Aluminum) produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: building and construction (B&C), automotive and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	March 31,
	2024	2023
Sales volume (lbs)	33,841	37,562	(9.9)%
Net sales	$114,222	$133,370	(14.4)%
Ongoing operations:
EBITDA	$12,540	$14,638	(14.3)%
Depreciation & amortization	(4,542)	(4,411)	(3.0)%
EBIT*	$7,998	$10,227	(21.8)%
Capital expenditures	$1,550	$7,742
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
The following table presents the sales volume by end use market for the three months ended March 31, 2024 and 2023, and the three months ended December 31, 2023.

	Three Months Ended		Favorable/	Three Months Ended	Favorable/
(In millions of lbs)	March 31,		(Unfavorable)	December 31,	(Unfavorable)
	2024	2023	% Change	2023	% Change
Sales volume by end-use market:
Non-residential B&C	20.1	22.3	(9.9)%	18.4	9.2%
Residential B&C	1.6	2.5	(36.0)%	2.0	(20.0)%
Automotive	3.2	3.4	(5.9)%	3.3	(3.0)%
Specialty products	8.9	9.4	(5.3)%	9.2	(3.3)%
Total	33.8	37.6	(9.9)%	32.9	2.7%
First Quarter 2024 Results vs. First Quarter 2023 Results
Net sales (sales less freight) in the first quarter of 2024 decreased 14.4% versus the first quarter of 2023 primarily due to lower sales volume and the pass-through of lower metal costs. Sales volume in the first quarter of 2024 decreased 9.9% versus the first quarter of 2023 but increased 2.7% versus the fourth quarter 2023.
Net new orders, which remain low compared to pre-pandemic levels but are growing, increased 61% in the first quarter of 2024 versus the first quarter of 2023, marking the sixth consecutive quarterly increase in incoming orders. Since January 2021, net new orders for the Company's aluminum extruded products have generally tracked the ISM® Manufacturing PMI®. The Company believes that net new orders continue to be below pre-pandemic levels due to higher interest rates, tighter lender requirements and the increase in remote working, which particularly impacts the non-residential B&C end-use market. In addition, data indicates that aluminum extrusion imports increased significantly in recent years, especially during the pandemic, and some of Bonnell Aluminum’s customers may have sourced, and continue to source, aluminum extrusions from producers outside the United States.
Open orders at the end of the first quarter of 2024 were 15 million pounds (versus 14 million pounds at the end of the fourth quarter of 2023 and 27 million pounds at the end of the first quarter of 2023). This level is below the quarterly range of 21 to 27 million pounds in 2019 before pandemic-related disruptions (particularly starting in early 2021 with the re-opening of markets following the rollout of vaccines) that resulted in long lead times, driving a peak in open orders of approximately 100 million pounds during the first quarter of 2022.
The Company is participating as part of a coalition of members of the Aluminum Extruders Council who have filed a trade case with the Department of Commerce (“DOC”) and the U.S. International Trade Commission (“ITC”) against 15 countries in response to alleged large and increasing volumes of unfairly priced imports of aluminum extrusions since 2019. In November 2023, the ITC found that there is a reasonable indication that the American aluminum extrusions industry is materially injured or threatened with injury due to imports from 14 countries, including China. The ITC’s preliminary determination found that subject import volumes were significant and increasing, and that with regard to pricing, subject imports predominantly undersold the domestic product by volume in each year of the period of investigation. On May 2, 2024, the DOC announced its preliminarily determination that aluminum extrusion producers and exporters in 14 countries, including China, sold aluminum extrusions at less-than-fair value in the United States. Final determinations, which are expected by the end of the third quarter of 2024, should provide an additional opportunity for Bonnell to regain market share.
EBITDA from ongoing operations in the first quarter of 2024 decreased $2.1 million versus the first quarter of 2023 primarily due to:
•Lower volume ($3.3 million) offset by higher net pricing after the pass-through of metal cost changes ($2.0 million), lower labor and employee-related costs ($0.6 million), lower supply expense ($0.6 million), lower utility expense ($0.4 million), lower selling, general and administrative ("SG&A") expenses ($0.3 million) and lower freight rates ($0.2 million); and
•The timing of the flow-through under the first-in first-out method of aluminum raw material costs passed through to customers, previously acquired at higher prices in a quickly changing commodity pricing environment, resulted in a charge of $1.2 million in the first quarter of 2024 versus a benefit of $1.7 million in the first quarter of 2023.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2024 ("First Quarter Form 10-Q") for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $9 million in 2024, including $4 million for productivity projects and $5 million for capital expenditures required to support continuity of operations. The projected spending reflects stringent spending measures that the Company has implemented to control its financial leverage (See "Total Debt, Financial Leverage and Debt Covenants" section for more information). The multi-year implementation of new enterprise resource planning and manufacturing execution systems ("ERP/MES") has been reorganized with an extended implementation period. As a result, the earliest "go-live" date for the net ERP/MES is 2025. The ERP/MES project commenced in 2022, with spending to-date of approximately $21 million. Depreciation expense is projected to be $16 million in 2024. Amortization expense is projected to be $2 million in 2024.

PE Films
PE Films produces surface protection films, polyethylene overwrap and polypropylene films for other markets. A summary of results for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	March 31,
	2024	2023
Sales volume (lbs)	10,036	7,368	36.2%
Net sales	$24,735	$20,182	22.6%
Ongoing operations:
EBITDA	$6,904	$1,849	273.4%
Depreciation & amortization	(1,329)	(1,643)	19.1%
EBIT*	$5,575	$206	NM**
Capital expenditures	$394	$716
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
**Not meaningful ("NM")

First Quarter 2024 Results vs. First Quarter 2023 Results
Net sales in the first quarter of 2024 were 22.6% higher compared to the first quarter of 2023, with volume increases in both Surface Protection and overwrap films. Surface Protection sales volume in the first quarter of 2024 increased 43% versus the first quarter of 2023 and 30% versus the fourth quarter of 2023. Given recent volume improvements for Surface Protection and other market indicators, the Company believes that the consumer electronics market is now in recovery mode.
EBITDA from ongoing operations during the first quarter of 2024 was $6.9 million, which was exceptional and well above comparable amounts realized during the second and first halves of 2023 of $8.6 million and $2.7 million, respectively.
EBITDA from ongoing operations in the first quarter of 2024 increased $5.1 million versus the first quarter of 2023, primarily due to:
•A $4.4 million increase from Surface Protection primarily due to higher contribution margin associated with higher volume ($1.0 million), favorable pricing ($0.3 million), operating efficiencies and manufacturing costs savings ($1.9 million), lower fixed costs ($0.4 million), and lower SG&A ($0.7 million, including $0.6 million associated with the closure of the Richmond Technical Center in 2023).
•A $0.7 million increase from overwrap films primarily due to cost improvements.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the First Quarter Form 10-Q for additional information on resin price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $2 million in 2024, including $1 million for productivity projects and $1 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $5 million in 2024. There is no amortization expense for PE Films.

Flexible Packaging Films
Flexible Packaging Films produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	March 31,
	2024	2023
Sales volume (lbs)	21,973	19,845	10.7%
Net sales	$30,113	$31,527	(4.5)%
Ongoing operations:
EBITDA	$1,963	$1,350	45.4%
Depreciation & amortization	(751)	(700)	(7.3)%
EBIT*	$1,212	$650	86.5%
Capital expenditures	$518	$605
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
First Quarter 2024 Results vs. First Quarter 2023 Results
Net sales in the first quarter of 2024 decreased 4.5% compared to the first quarter of 2023 primarily due to lower selling prices that the Company believes are driven by excess global capacity and strong competition in Brazil, Latin America and the U.S., and unfavorable product mix, partially offset by higher sales volume.
EBITDA from ongoing operations in the first quarter of 2024 increased $0.6 million versus the first quarter of 2023, primarily due to:
•Lower raw material costs ($1.9 million), lower fixed costs ($1.7 million), higher sales volume ($ 1.0 million) and lower SG&A ($0.2 million), partially offset by lower selling prices from global excess capacity and margin pressures ($2.1 million) and higher variable costs ($1.3 million);
•Foreign currency transaction gains ($0.1 million) in the first quarter of 2024 compared to foreign currency transaction losses ($0.1 million) in the first quarter of 2023; and
•Net unfavorable foreign currency translation of Real-denominated operating costs ($0.9 million).
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the First Quarter Form 10-Q for additional information on polyester fiber and component price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Flexible Packaging Films are projected to be $4 million in 2024 for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $3 million in 2024. Amortization expense is projected to be $0.1 million in 2024.
Corporate Expenses, Interest & Taxes
Corporate expenses, net in the first three months of 2024 decreased $3.2 million compared to the first three months of 2023 primarily due to lower pension expense as a result of the pension plan termination completed in 2023 ($3.4 million) and lower internal audit fees ($0.3 million), partially offset by higher stock-based compensation ($0.6 million). Further information on gains and losses associated with special items impacting corporate expenses, net is provided in the accompanying tables.
Interest expense of $3.5 million in the first three months of 2024 increased $1.1 million compared to the first three months of 2023 due to higher average debt levels and interest rates.
The effective tax rate was 16.7% in the first three months of 2024 compared to (48.8)% in the first three months of 2023. The change in effective tax rate was primarily due to pre-tax income in the first quarter of 2024 versus a pre-tax loss in the first three months of 2023. The effective tax rate for the first three months of 2024 varies from the 21% statutory rate primarily due to foreign rate differences and non-deductible expenses offset by Brazilian tax incentives and federal tax credits. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) to the Financial Tables in this press release was 19.0% for the first three months of 2024 versus 34.2% for the first three months of 2023 (see also Note (e) to the Financial Tables). Refer to Note 8 to the Company's Condensed Consolidated Financial Statements in the First Quarter Form 10-Q for an explanation of differences between the effective tax rate for income (loss) and the U.S. federal statutory rate for 2024 and 2023.

Status of Agreement to Sell Terphane
On September 1, 2023, the Company announced that it had entered into a definitive agreement to sell Terphane to Oben Group (the “Contingent Terphane Sale”). Completion of the sale is contingent upon the satisfaction of customary closing conditions, including the receipt of certain competition filing approvals by authorities in Brazil and Colombia. On October 27, 2023, the Company filed the requisite competition forms with the Administrative Council for Economic Defense (“CADE”) in Brazil. The regulatory review process is ongoing and in line with the Company’s expectations. CADE’s maximum deadline for completing its review is no later than November 18, 2024. The merger review regarding the transaction was cleared by the Colombian authority in early February 2024.
As of March 31, 2024, the Company has reported results for Terphane as a continuing operation, given the status of the approval process by authorities. If the sale transaction is completed, the Company expects to realize after-tax net debt-free cash proceeds of $85 million after deducting projected Brazil withholding taxes, escrow funds, U.S. capital gains taxes and transaction costs. Actual after-tax proceeds may differ from estimates due to possible changes in deductions and the Company's tax situation during the potentially lengthy interim period to the closing date.
Total Debt, Financial Leverage and Debt Covenants
Total debt was $148.3 million at March 31, 2024 and $146.3 million at December 31, 2023. Cash, cash equivalents and restricted cash was $4.8 million at March 31, 2024 and $13.5 million at December 31, 2023. Net debt (total debt in excess of cash, cash equivalents and restricted cash), a non-GAAP financial measure, was $143.5 million at March 31, 2024 and $132.8 million at December 31, 2023. See Note (f) to the Financial Tables in this press release for a reconciliation of net debt to the most directly comparable GAAP financial measure.
The Company has been focused on stringent management of net working capital, capital expenditures and costs during the current slowdown in business. Total debt increased $2.0 million and net debt increased $10.7 million in the first quarter of 2024 versus the end of 2023 due primarily to higher net working capital to support the recovery the Company believes is underway in its businesses.
As of March 31, 2024, the Company was in compliance with all covenants under its $180 million asset-based credit agreement maturing June 30, 2026 (the "ABL Facility"). Availability for borrowings under the ABL Facility is governed by a borrowing base, determined by the application of specified advance rates against eligible assets, including trade accounts receivable, inventory, owned real properties and owned machinery and equipment. As of March 31, 2024, excess available borrowings under the ABL Facility were approximately $22.2 million, based upon the outstanding borrowing base availability net of the financial covenant for Minimum Liquidity (as defined in the ABL Facility). Daily liquidity under the ABL Facility from January 1, 2024 to March 31, 2024, was $10 million to $27 million with an average of $16 million and median of $16 million, which was consistent with the Company's expectations. Refer to Note 10 Company's Condensed Consolidated Financial Statements in the First Quarter Form 10-Q for an explanation of the financial highlights and primary debt covenants.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•inability to successfully complete strategic dispositions, including the Contingent Terphane Sale, failure to realize the expected benefits of such dispositions and assumption of unanticipated risks in such dispositions;
•inability to successfully transition into an asset-based revolving lending facility;
•noncompliance with any of the financial and other restrictive covenants in the Company's asset-based credit facility;
•the impact of macroeconomic factors, such as inflation, interest rates, recession risks and other lagging effects of the COVID-19 pandemic
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•failure to continue to attract, develop and retain certain key officers or employees;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;

•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•failure to prevent foreign companies from evading anti-dumping and countervailing duties;
•unanticipated problems or delays with the implementation of the enterprise resource planning and manufacturing executions systems, or security breaches and other disruptions to the Company's information technology infrastructure;
•loss or gain of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our international operations;
•political, economic and regulatory factors concerning the Company’s products;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
•an information technology system failure or breach;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•impairment of the Surface Protection reporting unit's goodwill;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Company's Form 10-K for the year ended December 31, 2023. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material Company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2023 sales of $705 million. With approximately 1,900 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income (Loss)
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Sales	$175,736	$191,122
Other income (expense), net (c)(d)	8	280
	175,744	191,402

Cost of goods sold (c)	142,043	159,525
Freight	6,666	6,043
Selling, R&D and general expenses (c)	18,610	20,211
Amortization of intangibles	464	503
Pension and postretirement benefits	54	3,418
Interest expense	3,455	2,311
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	507	69
Total	171,799	192,080
Income (loss) before income taxes	3,945	(678)
Income tax expense (benefit) (c)	657	331
Net income (loss)	$3,288	$(1,009)

Earnings (loss) per share:
Basic	$0.10	$(0.03)
Diluted	$0.10	$(0.03)

Shares used to compute earnings (loss) per share:
Basic	34,323	33,895
Diluted	34,323	33,895

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Net Sales
Aluminum Extrusions	$114,222	$133,370
PE Films	24,735	20,182
Flexible Packaging Films	30,113	31,527
Total net sales	169,070	185,079
Add back freight	6,666	6,043
Sales as shown in the condensed consolidated statements of income	$175,736	$191,122
EBITDA from Ongoing Operations (i)
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$12,540	$14,638
Depreciation & amortization	(4,542)	(4,411)
EBIT (b)	7,998	10,227
Plant shutdowns, asset impairments, restructurings and other (c)	(1,167)	(493)
PE Films:
Ongoing operations:
EBITDA (b)	6,904	1,849
Depreciation & amortization	(1,329)	(1,643)
EBIT (b)	5,575	206
Plant shutdowns, asset impairments, restructurings and other (c)	(504)	2
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	1,963	1,350
Depreciation & amortization	(751)	(700)
EBIT (b)	1,212	650
Plant shutdowns, asset impairments, restructurings and other (c)	—	(78)
Total	13,114	10,514
Interest income	22	44
Interest expense	3,455	2,311
Gain on investment in kaleo, Inc. ("kaléo") (d)	—	262
Stock option-based compensation costs	—	231
Corporate expenses, net (c)	5,736	8,956
Income (loss) before income taxes	3,945	(678)
Income tax expense (benefit)	657	331
Net income (loss)	$3,288	$(1,009)

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2024	December 31, 2023
Assets
Cash & cash equivalents	$3,493	$9,660
Restricted cash	1,299	3,795
Accounts & other receivables, net	73,032	67,938
Income taxes recoverable	793	1,182
Inventories	86,822	82,037
Prepaid expenses & other	9,438	12,065
Total current assets	174,877	176,677
Net property, plant and equipment	177,972	183,455
Right-of-use leased assets	16,761	11,848
Identifiable intangible assets, net	9,364	9,851
Goodwill	35,717	35,717
Deferred income taxes	24,320	25,034
Other assets	3,520	3,879
Total assets	$442,531	$446,461
Liabilities and Shareholders’ Equity
Accounts payable	$84,925	$95,023
Accrued expenses	23,083	24,442
Lease liability, short-term	2,871	2,107
ABL revolving facility (matures on June 30, 2026) (h)	128,330	126,322
Income taxes payable	225	1,210
Total current liabilities	239,434	249,104
Lease liability, long-term	15,318	10,942
Long-term debt	20,000	20,000
Pension and other postretirement benefit obligations, net	6,582	6,643
Other non-current liabilities	4,382	4,119
Shareholders’ equity	156,815	155,653
Total liabilities and shareholders’ equity	$442,531	$446,461

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$3,288	$(1,009)
Adjustments for noncash items:
Depreciation	6,252	6,340
Amortization of intangibles	464	503
Reduction of right-of-use lease asset	610	551
Deferred income taxes	623	411
Accrued pension income and post-retirement benefits	54	3,418
Stock-based compensation expense	686	186
Gain on investment in kaléo	—	(262)
Changes in assets and liabilities:
Accounts and other receivables	(5,337)	(4,320)
Inventories	(5,481)	14,840
Income taxes recoverable/payable	(580)	(1,156)
Prepaid expenses and other	1,890	1,816
Accounts payable and accrued expenses	(10,306)	(28,977)
Lease liability	(689)	(558)
Pension and postretirement benefit plan contributions	(158)	(154)
Other, net	965	(737)
Net cash provided by (used in) operating activities	(7,719)	(9,108)
Cash flows from investing activities:
Capital expenditures	(2,461)	(9,025)
Proceeds on sale of investment in kaléo	—	262
Proceeds from the sale of assets	83	—
Net cash provided by (used in) investing activities	(2,378)	(8,763)
Cash flows from financing activities:
Borrowings	179,248	37,250
Debt principal payments	(177,240)	(19,250)
Dividends paid	—	(4,419)
Net cash provided by (used in) financing activities	2,008	13,581
Effect of exchange rate changes on cash	(574)	83
Increase (decrease) in cash, cash equivalents and restricted cash	(8,663)	(4,207)
Cash, cash equivalents and restricted cash at beginning of period	13,455	19,232
Cash, cash equivalents and restricted cash at end of period	$4,792	$15,025

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three months ended March 31, 2024 and 2023 is shown below:

	Three Months Ended March 31,
($ in millions, except per share data)	2024	2023
Net income (loss) as reported under GAAP[1]	$3.3	$(1.0)
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.4	0.1
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	(0.2)
Other	1.9	1.0
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	—	2.6
Net income (loss) from ongoing operations[1]	$5.6	$2.5

Earnings (loss) per share as reported under GAAP (diluted)	$0.10	$(0.03)
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.01	—
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	(0.01)
Other	0.05	0.03
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	—	0.08
Earnings (loss) per share from ongoing operations (diluted)	$0.16	$0.07
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (e). 2. For more information, see Note (g).
(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker to assess segment financial performance.  The Company uses sales less freight ("net sales") as its measure of revenues from external customers. For more business segment information, see Note 9 to the Company's Condensed Consolidated Financial Statements in the First Quarter Form 10-Q.
EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.

(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three months ended March 31, 2024 and 2023 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended March 31, 2024
($ in millions)	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	$0.6	$0.4
Storm damage to the Newnan, Georgia plant[1]	0.1	0.1
Legal fees associated with the Aluminum Extruders Trade Case[1]	0.2	0.2
Total for Aluminum Extrusions	$0.9	$0.7
PE Films:
(Gains) losses from sale of assets, investment writedowns and other items:
Richmond, Virginia Technical Center closure expenses, including severance[2]	$0.2	$0.1
Richmond, Virginia Technical Center lease abandonment[2]	0.3	0.3
Total for PE Films	$0.5	$0.4
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$0.5	$0.4
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.9	0.7
Professional fees associated with the transition to the ABL Facility[1]	0.2	0.1
Total for Corporate	$1.6	$1.2
1. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. For more information, refer to Note 1 to the Company's Condensed Consolidated Financial Statements in the First Quarter Form 10-Q.

	Three Months Ended March 31, 2023
($ in millions)	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Storm damage to the Newnan, Georgia plant[1]	$0.6	$0.4
Total for Aluminum Extrusions	$0.6	$0.4
Flexible Packaging Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$0.1	$0.1
Total for Flexible Packaging Films	$0.1	$0.1
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$0.3	$0.3
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.5	0.4
Stock-based compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[1]	(0.1)	(0.1)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	3.4	2.6
Total for Corporate	$4.1	$3.2
1.Included in "Selling, R&D and general expenses" in the condensed consolidated statements of income. 2.For more information, see Note (g).
(d)    On December 27, 2021, the Company completed the sale of its investment interests in kaléo and received closing cash proceeds of $47.1 million. In January 2023, additional cash consideration of $0.3 million was received related to customary post-closing adjustments, which is reported in “Other income (expense), net” in the condensed consolidated statements of income.
(e) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.

Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three months ended March 31, 2024 and 2023 are presented below in order to show the impact on the effective tax rate:

($ in millions)	Pre-tax	Tax Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended March 31, 2024	(a)	(b)		(b)/(a)
Net income (loss) reported under GAAP	$3.9	$0.6	$3.3	16.7%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.5	0.1	0.4
(Gains) losses from sale of assets and other	2.5	0.6	1.9
Net income (loss) from ongoing operations	$6.9	$1.3	$5.6	19.0%
Three Months Ended March 31, 2023
Net income (loss) reported under GAAP	$(0.7)	$0.3	$(1.0)	(48.8)%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	—	0.1
(Gains) losses from sale of assets and other	1.0	0.2	0.8
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	3.4	0.8	2.6
Net income (loss) from ongoing operations	$3.8	$1.3	$2.5	34.2%
(f) Net debt is calculated as follows:

	March 31,	December 31,
($ in millions)	2024	2023
ABL revolving facility (matures on June 30, 2026) (h)	$128.3	$126.3
Long-term debt	20.0	20.0
Total debt	148.3	146.3
Less: Cash and cash equivalents	3.5	9.7
Less: Restricted cash	1.3	3.8
Net debt	$143.5	$132.8
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.
(g)    Beginning in 2022, and consistent with no expected required minimum cash contributions, no pension expense has been included in calculating earnings before interest, taxes, depreciation and amortization as defined in the Second Amended and Restated Credit Agreement, which is used to compute certain borrowing ratios and to compute non-GAAP net income (loss) from ongoing operations.
(h)    The ABL Facility has customary representations and warranties including, as a condition to each borrowing, that all such representations and warranties are true and correct in all material respects (including a representation that no Material Adverse Effect (as defined in the ABL Facility) has occurred since December 31, 2022). In the event that the Company cannot certify that all conditions to the borrowing have been met, the lenders can restrict the Company’s future borrowings under the ABL Facility. Because a Cash Dominion Period (as defined in the ABL Facility) is currently in effect and the Company is required to represent that no Material Adverse Effect has occurred as a condition to borrowing, the outstanding debt under the ABL Facility (all contractual payments due on June 30, 2026) is classified as a current liability in the consolidated balance sheets.
In accordance with the ABL Facility, the lenders have been provided with the Company’s financial statements, covenant compliance certificates and projections to facilitate their ongoing assessment of the Company. Accordingly, the Company believes the likelihood that lenders would exercise the subjective acceleration clause whereby prohibiting future borrowings is remote. As of March 31, 2024, the Company was in compliance with all debt covenants.

(i)    Tredegar’s presentation of Consolidated EBITDA from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method). Consolidated EBITDA from ongoing operations also excludes depreciation & amortization, stock option-based compensation costs, interest and income taxes. Consolidated EBITDA is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. It excludes items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation of Consolidated EBITDA from ongoing operations for the three months ended March 31, 2024 and 2023 is shown below:

	Three Months Ended March 31,
($ in millions)	2024	2023
Net income (loss) as reported under GAAP[1]	$3.3	$(1.0)
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.4	0.1
Gain associated with the investment in kaléo	—	(0.2)
(Gains) losses from sale of assets and other	1.9	1.0
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	—	2.6
Net income (loss) from ongoing operations[1]	5.6	2.5
Depreciation and amortization	6.7	6.8
Stock option-based compensation costs	—	0.2
Interest expense	3.5	2.3
Income taxes from ongoing operations[1]	1.3	1.3
Consolidated EBITDA from ongoing operations	$17.1	$13.1
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (e). 2. For more information, see Note (g).

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com